Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Holdings Reports Record First Quarter Revenue
Monday, April 23, 2007 4:30 pm ET

Record Revenue Driven By New Products and Successful Integration of Sieger
MENLO PARK, Calif., April 23, 2007 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, today reported its financial results for the first quarter ended March 31, 2007. Revenue for the first quarter of 2007 totaled $110.8 million, compared to $107.5 million in the fourth quarter ended December 31, 2006, an increase of 3%, and compared to revenue of $57.2 million for the same period a year ago, a 94% increase, 37 percentage points of which was due to the acquisition of Sieger Engineering, Inc. The company recorded net income of $5.2 million, or $0.24 per diluted share, during the first quarter of 2007, compared to $4.7 million or $0.22 per share, for the fourth quarter of 2006 and net income of $2.1 million, or $0.12 per share for the same period a year ago. First quarter 2007 operating expenses included an approximate $800,000 ($0.03 per share after tax) sequential increase in legal and consulting charges largely associated with our initial year of compliance with Sarbanes-Oxley. Gross margin for the first quarter of 2007 was 15.1%, compared to 15.2% for the fourth quarter of 2006, and 14.3% for the same period a year ago.

Cash at the end of the first quarter of 2007 was $24.6 million, an increase of $1.3 million from $23.3 million at the end of the fourth quarter of 2006, and an increase of $4.8 million from $19.8 million at the end of the first quarter of 2006. Third party debt at the end of the first quarter was $30.1 million, a decrease of $1.5 million from $31.6 million at the end of the fourth quarter of 2006, and an increase of $28.5 million from $1.6 million at the end of the first quarter of 2006. This increase from prior year levels reflects debt incurred in connection with our June 29, 2006 acquisition of Sieger Engineering, Inc.

Clarence Granger, UCT’s Chairman and Chief Executive Officer commented: “We are generally pleased with the company’s operating performance in the first quarter. We achieved record revenue levels for the third consecutive quarter. We increased revenue from the sale of non-gas delivery subsystems by 9% sequentially and increased net liquidity by $2.8 million. Our challenges in the first quarter included the achievement of Sarbanes-Oxley compliance and a short term product mix shift which impacted gross margins.”

Granger continued, “We see both of these as short term challenges. We expect, in the very short term, to lower the Sarbanes-Oxley related costs, as we move from initial compliance testing to ongoing maintenance. And we expect to quickly return to expanding our gross margin as a percent of revenue, through expanded market presence and increased utilization of our Shanghai facility.

Commenting on UCT’s corporate outlook, Granger noted, “We expect that revenue for the second quarter of 2007 will range between $100 million and $110 million, and net income per share to range between $0.20 and $0.26 per share, inclusive of an expected $0.01 per share charge for amortization of intangibles and $0.02 per share charge related to SFAS 123(R). This projection reflects a moderate slowdown in the industry, offset by our continued growth into new non-gas delivery subsystems. We remain confident in our strategic direction and our long term ability to outgrow the industry.”

Ultra Clean will conduct a conference call on Monday, April 23, 2007, beginning at 2:00 p.m. PDT at 800/779-2546 (domestic) and 212/676-5414 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21335465 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. Ultra Clean is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our second quarter revenue and diluted earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

	Three months ended March 31,
	2007	2006

Sales	$110,792	$57,195

Cost of goods sold	94,035	49,004

Gross profit	16,757	8,191

Operating expenses:
Research and development	842	598
Sales and marketing	1,423	956
General and administrative	6,597	2,889
Total operating expenses	8,862	4,443

Income from operations	7,895	3,748

Interest and other income (expense), net	(531)	(487)

Income before provision for income taxes	7,364	3,261

Income tax provision	2,179	1,130

Net income	$5,185	$2,131

Net income per share:
Basic	$0.25	$0.13
Diluted	$0.24	$0.12

Shares used in computing net income per share:
Basic	21,113	16,868
Diluted	21,972	17,787

	March 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash	$24,642	$23,321
Accounts receivable	47,485	44,543
Inventory, net allowance	51,487	47,914
Other current assets	5,433	5,489
Total current assets	129,047	121,267

Equipment and leasehold improvements, net	9,916	9,433
Goodwill	33,536	33,490
Purchased Intangibles	21,775	22,112
Other non-current assets	711	745
Total assets	$194,985	$187,047

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$3,414	$4,206
Accounts payable	40,505	37,583
Other current liabilities	7,870	7,891
Total current liabilities	51,789	49,680

Long-term debt and other liabilities	29,387	30,199
Total liabilities	81,176	79,879

Commitments and contingencies
Stockholders' equity:
Common stock	83,620	82,198
Deferred stock-based compensation	(118)	(152)
Retained earnings	30,307	25,122
Total stockholders' equity	113,809	107,168
Total liabilities and stockholders' equity	$194,985	$187,047